EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm for the Year Ended December 31, 2008
We consent to the incorporation by reference in the Registration Statement (No. 333-91420) on Form S-8 of RTI International Metals, Inc. of our report dated June 19, 2009, with respect to the statement of net assets available for benefits of RMI Bargaining Unit Employee Savings and Investment Plan as of December 31, 2008, the related statement of changes in net assets available for benefits for the year ended December 31, 2008, and the related supplemental schedule of Schedule H, line 4i — schedule of assets (held at end of year) as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of RMI Bargaining Unit Employee Savings and Investment Plan.
/s/ Ciuni & Panichi, Inc.
Cleveland, Ohio
June 19, 2009

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